Exhibit 10.c.iv

Restricted Stock Unit Award Agreement

Dear __(Participant Name)__:

This letter is to inform you that the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”) has granted you the following award (the “Award”) of Restricted Stock Units (“RSUs”) under the Masco Corporation 2014 Long Term Stock Incentive Plan (the “Plan”):

Grant Date	RSUs Awarded	Vesting Schedule
(Grant Date)	(# of RSUs Granted)	(Vesting Schedule Dates & Quantities)

This Award entitles you to receive shares of Company common stock (“Shares”) upon vesting of the RSUs, subject to the terms and conditions of this Award Agreement. You must accept this Award within 30 days of this notification, or it will be canceled without consideration and will be of no further force and effect. By accepting this Award, you voluntarily agree to the Terms and Conditions attached to this Award Agreement as Annex A (the “Terms and Conditions”) and to the provisions of the Plan, and acknowledge that:

•You have read and understand the Terms and Conditions and the Plan and agree that all of your rights to this Award are embodied therein.
•You have received or have access to all of the documents referred to in the Terms and Conditions and the Plan prospectus. Copies of the Company’s latest annual report to stockholders and proxy statement are available in the “Plan & Grant Document” section of NetBenefits.com.
•There are no other commitments or understandings currently outstanding with respect to any other grants of restricted stock units, restricted stock, options, phantom stock or stock appreciation rights, except as may be evidenced by a written agreement between you and the Company.
Please contact Stock Plan Services at (313) 792-6667 or at StockPlanServices@mascohq.com if you have any questions or concerns regarding this information.

Sincerely,

Masco Corporation

ANNEX A

MASCO CORPORATION

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNITS
GRANTED ON OR AFTER FEBRUARY 3, 2022
UNDER THE
MASCO CORPORATION 2014 LONG TERM STOCK INCENTIVE PLAN

Terms not defined in these Terms and Conditions shall have the meanings given to them in the Masco Corporation (the “Company”) 2014 Long Term Incentive Plan (the “Plan”).

You have been granted an Award of Restricted Stock Units.

    Restricted Stock Units (“RSUs”) are bookkeeping entries that give you the right to receive shares of Company common stock (“Shares”) on a one-for-one RSU-to-Share basis upon vesting. Shares issued upon vesting will be registered in your name in book-entry form. RSUs that do not vest into Shares will lapse and be forfeited. Until the RSUs vest and are settled in Shares, you will not have voting rights with respect to the RSUs or the underlying Shares, and you will not be able to sell, encumber or otherwise transfer the RSUs or the underlying Shares except in accordance with the Plan.

Provided that you have been continuously employed by the Company following the date the Award is granted (the “Grant Date”), and subject to the other terms and conditions of the Award, the restrictions on the RSUs will lapse in accordance with the vesting schedule set forth in the Award Agreement until all the RSUs have vested into Shares.

“Employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an Affiliate that is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

You will be paid a Dividend Equivalent when the RSUs vest into Shares.

Promptly after each date on which the RSUs vest, you will be paid an amount in cash (subject to any applicable taxes or charges) equal to the sum of the regular quarterly per share cash dividends, if any, paid by the Company to holders of record on or after the Grant Date (the “Dividend Equivalent”) multiplied by the number of RSUs then vesting into Shares. If, prior to the final vesting date of an Award hereunder (the “Final Vesting Date”), there is a record date for the Company’s regularly quarterly cash dividend that will be payable after the Final Vesting Date, then as soon as practicable after the later of the date the RSUs are settled in Shares or the date the declared dividend is paid to shareholders generally, you will be paid the Dividend Equivalent on the RSUs that were held by you on such record date, calculated as provided above. Except for the payment of Dividend Equivalents, you shall have no right to receive any payment on account of any dividend or other distribution on the underlying Shares.

Certain provisions apply if your employment is terminated.

In accordance with Section 6(d)(iv) of the Plan, if your employment with the Company is terminated by reason of your permanent and total disability or if you die while RSUs remain unvested, the restrictions on all RSUs will lapse and your rights to the Shares will become vested on the date of such termination or death. If you retire as an employee of the Company and your retirement occurs on or after you attain (i) age 65, or (ii) age 55 and have at least 10 years of continuous employment with the Company, then the RSUs will continue to vest in the same manner as though your employment had not been terminated, subject to the other provisions of the Award Agreement and the Plan.

    If your employment is terminated for any reason, with or without cause, while restrictions remain in effect, other than for a reason referred to above, all RSUs that have not vested will be automatically forfeited to the Company.

You agree not to engage in certain activities.

    Notwithstanding the foregoing provisions, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or an Affiliate, all RSUs that have not vested will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities.”

You agree, in consideration for this Award, and regardless of whether any RSUs have vested, while you are a holder of the RSUs and for a period of one year thereafter (the “Restricted Period”), not to, directly or indirectly, own any interest in (other than an indirect interest that arises from your ownership of or investments in mutual funds or similar collective investment equity vehicles available to the general public), manage, control, participate in (whether as a manager, officer, employee, partner, agent, representative or otherwise), consult with, render services for, or any other manner engage in, or assist in any manner any other person or entity to engage in, any Business Activities within the Restricted Territory. For purposes hereof, (i) “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or service that is competitive with any products or services offered by the Company or any subsidiary or Affiliate of the Company at any time while this Award is outstanding; and (ii) “Restricted Territory” means any state in which the Company or its subsidiary or Affiliate offers services or products.

Without limiting the generality of the foregoing, you agree that during the Restricted Period, you will not, directly or indirectly, (i) solicit business from any person or entity that is or was a client or customer of the Company or any of its subsidiaries or Affiliates during the time in which this Award is outstanding for the purpose of securing business or contracts related to the Business Activities or in any way interfere with the relationship between the Company and its subsidiaries or Affiliates and any such client or customer; or (ii) employ, solicit, engage, or in any way interfere in the Company’s relationship with any person who is (or was at any time during the 12 months preceding such action) employed or engaged by the Company or its subsidiaries or Affiliates.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Award you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from the vesting of RSUs on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or Affiliates for any amount owed to the Company by you under this Award Agreement.

You agree to the Committee’s authority with respect to the Award and to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, the Award Agreement, this Award and any related document and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons.

In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or Affiliates or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an Affiliate’s trade secrets, confidential information or intellectual property rights) which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Award Agreement or the Plan or the provisions of any equity award or other agreements relating to Company common stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of the Award Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or Affiliates with respect to any of the Company’s restricted stock unit, restricted stock, stock option or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

This Award grant does not imply any employment or consulting commitment by the Company.

You agree that the grant of this Award and acceptance of this Award does not imply any commitment by the Company, a subsidiary or Affiliate to your continued employment or consulting relationship, and that your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or Affiliate has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the Grant Date of this Award unless you have already agreed in writing to a longer period.

This Award and the Plan are intended to comply with Section 409A of the Internal Revenue Code.

    This Award Agreement and the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of this Award Agreement and the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code. If any term or condition of this Award Agreement or any provision of the Plan would otherwise frustrate or conflict with this intent, the term or condition or provision shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers you to be a “specified employee” under Section 409A of the Code at the time of your “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to you with respect to this Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in you incurring interest or additional tax under Section 409A of the Code. Your right to any “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations) shall be treated separately from the right to other amounts under this Award. To the extent this Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), your right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement or the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

You agree to comply with applicable tax requirements and to provide information as requested.

    You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to RSUs or the underlying Shares acquired pursuant to this Award, as may be requested by the Company or any of its subsidiaries or Affiliates.
The Award Agreement shall be governed by and interpreted in accordance with Michigan law.

The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on or after the date hereof.